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                                                                    EXHIBIT 21.1

                   EXHIBIT 21.1 SUBSIDIARIES OF THE REGISTRANT

Activ Training, Ltd.
Organized under the laws of the United Kingdom
Bedford, England

ITC Australasia Pty., Ltd.
Organized under the laws of Australia
Crows Nest, New South Wales, Australia

ComSkill Learning Centers, Inc.
Organized under the laws of the state of Georgia
Herndon, Virginia